AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER (the "Agreement") is made and entered into as of May 7, 2002, by and between Trinity Companies, Inc., an Oklahoma corporation ("Trinity-Oklahoma"), and Trinity Companies, Inc., a Utah corporation and wholly-owned subsidiary of Trinity-Oklahoma ("Trinity-Utah"). Certain other capitalized terms used in this Agreement are as defined herein.

                                  RECITALS

     A. The Boards of Directors of Trinity-Utah and Trinity-Oklahoma believe it is in the best interests of their respective companies and the stockholders of their respective companies that Trinity-Oklahoma and Trinity-Utah combine into a single company for the purpose of changing the domicile of Trinity-Oklahoma from an Oklahoma corporation to a Utah corporation through the statutory merger of Trinity-Oklahoma with and into Trinity-Utah (the "Merger") and, in furtherance thereof, have approved the Merger.

     B. Pursuant to the Merger, among other things, the outstanding shares of voting common stock of Trinity-Oklahoma ("Trinity-Oklahoma Capital Stock"), shall be exchanged for shares of voting common stock of Trinity-Utah ("Trinity-Utah Capital Stock") then cancelled and retired and cease to exist.

     C. Trinity-Oklahoma and Trinity-Utah desire to make certain representations and warranties and other agreements in connection with the Merger.

     D. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and to cause the Merger to qualify as a reorganization under the provisions of Sections 368(a)(1)(A) of the Code.

     NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

                                 ARTICLE I.
                                 THE MERGER
                                -----------

     A. The Merger. At the Effective Time (as defined in Section I.B) and subject to and upon the terms and conditions of this Agreement and the Articles of Merger to be attached hereto (the "Articles of Merger"), the applicable provisions of the Utah Revised Business Corporation Act ("Utah Law"), and the applicable provisions of Oklahoma General Corporation Code ("Oklahoma Law"), Trinity-Oklahoma shall be merged with and into Trinity-Utah, the separate corporate existence of Trinity-Oklahoma shall cease and Trinity-Utah shall continue as the surviving corporation. Trinity-Utah as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."


     B. Closing; Effective Time. The closing of the transactions contemplated hereby (the "Closing") shall take place on the later of (i) June 3, 2002, or (ii) on the date the filing of the Articles of Merger and the Certificate of Merger, together with the required officers' certificates, with the Utah Department of Commerce, Division of Corporations and Commercial Code, in accordance with the relevant provisions of Utah Law and the Oklahoma Secretary of State in accordance with the relevant provisions of Oklahoma Law (the "Effective Date"). The Closing shall take place at the offices of Trinity-Utah or at such other location as the parties hereto agree. The"Effective Time" shall mean the close of business on the Effective Date.

     C. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger, the Certificate of Merger and the applicable provisions of Utah Law and Oklahoma Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Trinity-Oklahoma and Trinity-Utah shall vest in the Surviving Corporation, and all debts, liabilities and duties of Trinity-Oklahoma and Trinity-Utah shall become the debts, liabilities and duties of the Surviving Corporation.

     D.   Articles of Incorporation; Bylaws.

          1. At the Effective Time, the Articles of Incorporation of Trinity-Utah, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by Utah Law and such Articles of Incorporation.

          2. The Bylaws of Trinity-Utah, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

     E. Directors and Officers. At the Effective Time, the directors of Trinity-Utah immediately prior to the Effective Time shall be the directors of the Surviving Corporation, to hold office until such time as such directors resign, are removed or their respective successors are duly elected or appointed and qualified. The officers of Trinity-Utah immediately prior to the Effective Time shall be the officers of the Surviving Corporation, to hold office until such time as such officers resign, are removed or their respective successors are duly elected or appointed and qualified.

     F. Basis of the Merger. Pursuant to the provisions of this Agreement, by virtue of the Merger and without any action on the part of Trinity-Oklahoma or Trinity-Utah, all of the Trinity-Oklahoma Capital Stock shall be converted in the manner set forth below.

          1. Cancellation of Trinity-Oklahoma Capital Stock. Each share of the Trinity-Oklahoma Capital Stock outstanding as of the Effective Time an without any action on the part of any of the parties or any holder of any shares of Trinity-Utah or Trinity-Oklahoma, shall be converted into and become on validly issued, fully-paid, and non-assessable share of common stock of the Surviving Corporation. After the Effective Time, the shares of Trinity-Utah currently held by Trinity-Oklahoma shall be cancelled and extinguished.

          2. Cancellation of Trinity-Oklahoma Capital Stock Owned by Trinity-Oklahoma. At the Effective Time, any shares of Trinity-Oklahoma Capital Stock that are owned by Trinity-Oklahoma as treasury stock immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

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     G.   Tax Consequences.  It is intended by the parties hereto that the
Merger shall constitute a reorganization within the meaning of Section 368 of the Code. No party shall take any action that would, to such party's knowledge, cause the Merger to fail to qualify as such.

     H. Oklahoma Service of Process. Trinity-Utah hereby agrees that it may be served with process in the State of Oklahoma in any proceeding for the enforcement of any obligation of Trinity-Oklahoma or Trinity-Utah arising from the merger, including the rights of any dissenting stockholders thereof, and hereby irrevocably appoints the Secretary of State of Oklahoma as its agent to accept service of process in any such suit or other proceedings and agrees that service of any such process may be made by personally delivering to and leaving with such Secretary of State of the State of Oklahoma duplicate copies of such process; and hereby authorizes the Secretary of State of the State of Oklahoma to send forthwith by registered mail one of such duplicate copies of such process addressed to it at 1338 South Foothill Blvd #175, Salt Lake City, Utah 84108, unless Trinity-Utah shall hereafter designate in writing to such Secretary of State of the State of Oklahoma a different address for such process, in which case the duplicate copy of such process shall be mailed to the last address so designated.

     I. Utah Registered Agent. The Surviving Corporation is deemed to have appointed Brent Christensen located at Parsons, Behle & Latimer, 333 South 520 West, Suite 220, Lindon, Utah 84042, as its agent for service of process upon which process, tax notices and demands against Trinity-Oklahoma or the Surviving Corporation may be served.

     J. Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Trinity-Oklahoma, the officers and directors of Trinity-Oklahoma are fully authorized in the name of Trinity-Oklahoma or otherwise to take, and shall take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.


                                ARTICLE II.
                             GENERAL PROVISIONS
                             ------------------
     A. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     B. Entire Agreement; No Third Party Beneficiaries. This Agreement, and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder, except for the rights of the Trinity-Oklahoma Stockholders to receive the consideration set forth in Article I of this Agreement.

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     C.   Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     D. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah.

     E. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

                          [SIGNATURE PAGE FOLLOWS]














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     IN WITNESS WHEREOF, Trinity-Oklahoma and Trinity-Utah have caused this
Agreement to be executed and delivered by their respective officers thereunto duly authorized.



                                   "Trinity-Oklahoma":

                                   TRINITY COMPANIES, INC.

                                   _____________________________________


                                   By:
                                   Name:
                                   Its:


                                   "TRINITY-UTAH":

                                   TRINITY COMPANIES, INC.
                                   _____________________________________

                                   By:
                                   Name:
                                   Its:







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